Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 (Amendment #4) of NXT Nutritionals Holdings, Inc. of our report dated March 30, 2010, as restated on August 3, 2010, on the consolidated financial statements of NXT Nutritionals Holdings, Inc. and Subsidiaries for the years ended December 31, 2009 and, 2008, included in Form 10-K of NXT Nutritionals Holdings, Inc. filed on March 31, 2010 and Form 10-K/A of NXT Nutritionals Holdings, Inc. filed on August 13, 2010.

Berman & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
November 23, 2010

551 NW 77th Street Suite 201 • Boca Raton. ft 33487
Phone: (561) 864-4444 • Fax: (561) 892-3715
www.bermancpas.com • info@bermancpas.com
Registered with the PCAOB • Member AICPA Center for Audit Quality
Member American Institute of Certified Public Accountants
Member Florida Institute of Certified Public Accountants